EXHIBIT 99.1

Press Contact:	Jennifer Keavney Network Associates (408) 346-3607

Investor Contact:	Kelly Blough Network Associates (408)346-3481

NETWORK ASSOCIATES REPORTS FIRST QUARTER REVENUE OF $215 MILLION

SANTA CLARA, Calif., April 10, 2003 — Network Associates, Inc. (NYSE: NET) today announced that for the first quarter ended March 31, 2003, consolidated net revenue was $215.2 million. On a GAAP basis, Network Associates’ first quarter net loss was $3.7 million, or $0.02 per share — diluted. Pro forma net earnings for the first quarter were $21.2 million, or $0.11 per share — diluted.

     Network Associates ended the quarter with cash and marketable securities totaling $916 million. During the quarter, the company bought back approximately $358 million of face value of its zero coupon convertible debt, at a cost of approximately $177 million, to retire substantially all of the company’s zero coupon convertible debentures.

     “There were some unexpected challenges in some areas of our business in the first quarter that we take very seriously and will overcome,” said George Samenuk, chairman and CEO of Network Associates. “That said, we have made several steps which position Network Associates for its next phase of growth. We will ship more than 25 new products this year. And with the pending acquisitions of Intruvert and Entercept we continue to develop a technology platform that will offer our customers next-generation intrusion protection.”

Operating Highlights

Regarding the company:

     Delivering on its intrusion protection-based approach to network security, Network Associates announced the signing of definitive agreements last week to acquire Intruvert Networks and Entercept Security Technologies. IntruVert Networks delivers real-time detection of network intrusions to block known and unknown security threats. This innovative new technology integrates patented signature, anomaly, and Denial of Service (DoS) detection techniques on a hardware-based appliance platform designed for multi-gigabit speeds to protect corporate and government networks from the threat of known, unknown, and DoS attacks.

     Entercept Security Technologies provides host-based intrusion protection to protect desktops, servers and applications against attacks launched externally or internally. The technology combines patented behavioral rules and signatures to proactively detect and block both known and unknown attacks. The products complement the IntruVert technology and enable the company to provide comprehensive intrusion protection solutions.

     “The innovative technologies from these two companies will deliver to Network Associates customers the ability to truly prevent infiltration of their networks from hackers and malicious code, beyond the traditional viruses known today,” said Gene Hodges, president of Network Associates. “These products will stop the next Nimda the way they stopped Slammer at the customer sites where the technology was deployed. Our customers will have an intrusion protection solution that is unparalleled in the market today.”

     Additionally, Network Associates continued to demonstrate its strength in technology innovation with the announcement of four new patents, including the 60th patent in the company’s portfolio. Patents announced include network event correlation technology, improved performance of proxy servers, technology for Internet searches, and the integration of firewall and intrusion detection capabilities for enhanced gateway security.

     Network Associates’ commitment to growing and strengthening its channel partnerships continued to gain momentum during the first quarter of 2003. In February, Network Associates announced a partner initiative with Hewlett-Packard to offer pre-certified McAfee Security products and services to resellers targeting small- and medium-sized business (SMB) customers. This agreement builds on Network Associates’ strategy to accelerate growth within the SMB space and to partner with credible companies that offer high quality products.

     In alignment with that SMB targeted strategy, Network Associates also announced an alliance with The Association of System Builders and Integrators (NASBA), which enables NASBA to offer Network Associates’ world-leading McAfee Security anti-virus solutions exclusively to NASBA’s 9,500 reseller members.

Regarding products

McAfee Security

     In the first quarter of 2003, McAfee Security announced a Proactive Threat Protection Strategy, designed to help companies protect their networks from the threat of viruses and malicious code with comprehensive technologies and solutions from Network Associates. As part of this strategy, McAfee Security shipped two new products: the WebShield e1000 gateway appliance and VirusScan Enterprise 7.0, a completely rebuilt version of the company’s flagship anti-virus product.

     The McAfee WebShield e1000 is designed for large enterprise organizations and scans more than twice the data per hour as competing gateway appliances. The McAfee WebShield e1000 appliance is a highly scalable, integrated solution that can scan 160,000 SMTP messages per hour.

     McAfee VirusScan 7.0 delivers a complete anti-virus defense for enterprise desktops and servers in a 10MB package, one of the smallest anti-virus software packages on the market today. McAfee VirusScan 7.0 also offers new on-demand and scheduled in-memory process scanning for viruses, worms and Trojans, enabling McAfee VirusScan to act as a ‘worm killer’ to find and remove threats that use memory to spread, such as the Slammer worm.

     McAfee AVERT (Anti-Virus Emergency Response Team) remained at the forefront of virus and malicious code threat protection, alerting and advising customers about the SQL/Slammer worm that struck networks worldwide in January. AVERT also helped customers guard against other malicious threats, including the Lovgate email worm.

     McAfee Security announced a new initiative to provide content security solutions for the growing wireless industry that leverages the combined success of the online service model and the expertise the company has gained in the fixed-line world. As part of this strategy, the company announced strategic partnerships with Texas Instruments and Symbian, which will help with the development of secure wireless devices including handsets and PDAs. Network Associates also announced that it has joined the Open Mobile Alliance organization to help drive global standards for the wireless industry.

     On the customer front, Texas Tech University Health Sciences Center and Ticketmaster deployed the McAfee technology to protect their networks from Internet threats. In addition, McAfee saw several competitive customer wins in the first quarter including AOL/Time Warner Cable, the School District of Palm Beach County, Ministry of Education in Ontario, Canada and Coles Myer Ltd. in Australia.

McAfee Consumer

     McAfee Consumer had a record quarter signing up more than 227,000 net new subscribers, the highest number for a single quarter in its history. This figure represents a 124% increase compared to the first quarter of last year. Total active, paid subscriptions also hit a record surpassing 2.9 million and bringing the average number of services per subscriber to an all-time high of 1.37.

     This quarter, McAfee Consumer expanded its roster of partners in the broadband and service provider markets announcing and/or further detailing relationships with leading companies including Comcast Cable, AOL Broadband and Cox Communications.

     In addition, McAfee continued to gain worldwide recognition for its leading anti-virus, anti-spam and firewall offerings. Smart Computing magazine awarded McAfee SpamKiller its “SmartChoice” award. McAfee SpamKiller also garnered higher marks than other leading vendors in a competitive review in Computer Shopper Magazine. Overseas, McAfee Consumer’s offerings performed equally well, with McAfee SpamKiller winning the UK’s Internet Advisor “Best Buy” award and McAfee VirusScan 7.0 and McAfee Firewall 4.0 winning their respective reviews.

Sniffer Technologies

     In the first quarter, Network Associates continued to innovate in advance of the market with the introduction of Sniffer InfiniStream Security Forensics, a powerful forensics analysis solution. The new Sniffer InfiniStream Security Forensics solution enables enterprise organizations to protect their customers by capturing, storing and reconstructing network traffic. With this real-time analysis, customers gain an in-depth understanding of the root cause of security breaches, virus threats and performance problems, and can prevent these issues from propagating and compromising the reliability of the network.

     In the first quarter, Sniffer Technologies also continued to build momentum with the Network Performance Orchestrator (nPO) solution. Introduced in the fourth quarter of 2002, the nPO solution has now been sold to customers in every one of Network Associates global sales regions. The nPO solution has enabled Network Associates to elevate the Sniffer Technologies platform to become a more important component of our customers’ network protection strategies.

     In 2002, Network Associates implemented a customer satisfaction program to assure the continued satisfaction and retention of our customers. In a quarterly analysis, Sniffer Technologies placed among the top-ten list of vendors with the highest customer loyalty scores worldwide in a SatMetrix survey. Sniffer Technologies received solid ratings for its superior account management, education and training, products, professional and support services, and company reputation. During 2003, Sniffer Technologies will continue to invest in programs to enhance customer satisfaction and secure customer retention.

     Sniffer Technologies saw several customer wins worldwide in the first quarter, including the Army National Guard and Hitachi Data Systems for Sniffer Distributed, Altera for Sniffer Wireless, and ASB Bank in New Zealand for the nPO solution.

Magic Solutions

     In the first quarter, Magic Solutions signed a letter of agreement with Microsoft Business Solutions to provide a new help desk solution that offers “out-of-the-box” integration of Magic Solutions HelpDeskIQ with the Microsoft Business Solutions CRM (Microsoft CRM) platform. The combined solution is designed to provide additional help desk functionality for businesses that are experiencing an increasing demand from customers and business partners to conduct more business processes electronically.

     In addition, Network Associates announced its plans to expand into the small-and-medium-sized help desk market with the introduction of Magic HelpDeskIQ, a new browser-based help desk solution for growing organizations. Magic HelpDeskIQ is an easy-to-use, quick-to-deploy help desk solution that is highly customizable for small and medium size businesses across any industry.

     Also in the first quarter, Network Associates announced that the Defense Logistics Agency (DLA) expanded its deployment of Magic Service Desk with an 800-seat license to support its four customer contact centers. There are now more than 1,300 concurrent Magic Service Desk users including contact centers working with DLA customers. The new enterprise-wide deployment allows for centralized service desk support across all of DLA’s Customer Support centers for higher operational efficiency, higher productivity, and world-class customer service for DLA customers around the globe.

     Building on its loyal customer base, Magic saw several customer wins in the first quarter including Acosta and CyberNet Group.

PrimeSupport

     Continuing to deliver on its maniacal customer focus, Network Associates introduced its PrimeSupport ServicePortal solution. The new web-based ServicePortal solution is designed to provide Network Associates’ customers worldwide with immediate online technical support service through new self-service technology, end-to-end incident management capabilities, and immediate alert notifications on the latest security issues and new product information.

     The new PrimeSupport ServicePortal offering builds on the company’s online support initiative to provide Network Associates’ customers worldwide with even faster response times to their mission-critical technical questions and concerns via the Internet.

Financial Outlook

     Network Associates expects second quarter net revenue to be between $215 million and $220 million. On a pro forma basis, the company expects second quarter net earnings to be between $0.09 and $0.11 per share. For the full calendar year 2003, the company expects net revenue to be between $930 million and $950 million, and pro forma net earnings to be between $0.60 and $0.65 per share.

     Pro forma net earnings excludes interest expense on the company’s convertible debt, amortization expense, compensation charges relating to employee stock options, charges related to the substantial retirement of the company’s zero coupon convertible debentures and other one-time charges.

     Network Associates is unable to provide a pro forma-to-GAAP reconciliation of projected second quarter and full year 2003 net earnings per share. Among other reasons, the amount of any compensation charge (credit) related to stock options depends on changes in the trading price of Network Associates common stock. Network Associates estimates that for every $1 increase, if any, over its stock price on March 31, 2003, we would have increased our first quarter stock-based compensation charge by approximately $0.5 million. With respect to the other items, in the second quarter and full year 2003, it is estimated that (i) interest expense on convertible debt will be approximately $3.2 million and $12.7 million, respectively and (ii) amortization expense will be approximately $6.2 million and $22.4 million. The estimate for interest expense on convertible debt assumes no change in Network Associates’ stock price or the LIBOR interest rate from March 31, 2003. The estimate for amortization expense does not include the future impact of acquisitions made by Network Associates subsequent to March 31, 2003 nor does it include any future impairment of intangible assets.

Communication of First Quarter Results; Conference Call Details

     The company will not be filing its Form 10-K for year 2002 on April 15, 2003 because the restatement of results for 2000, 1999 and 1998 announced on March 26, 2003 is not complete. Further, as a result of the delay in filing our 2002 Form 10-K, the company will delay filing the Form 10-Q for the first quarter 2003 until the 10-K is filed. Network Associates currently plans to file these documents with the SEC by the end of the second quarter 2003. Because the restatement is not complete, Network Associates’ outside auditors have not conducted a review of our condensed consolidated financial statements for the first quarter 2003 in accordance with Statement of Auditing Standards, No. 100, “Interim Financial Information” (“SAS 100”).

     The company will host a conference call today at 8:30 a.m. Eastern, 5:30 a.m. Pacific to discuss quarterly results. Participants should call 888-316-9410 (U.S.), 630-395-0026 (international), pass code: NET.

     Attendees should dial in at least 15 minutes prior to the conference call. A replay of the call will be available until May 10, 2003 by calling 800-262-4947 (U.S.), 402-220-9707 (international).

About Network Associates

     With headquarters in Santa Clara, Calif., Network Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates is comprised of three product groups: McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and system security; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-308-9960 or on the Internet at http://www.networkassociates.com or http://www.mcafee.com.

Forward Looking Statements

     The foregoing contains forward-looking statements. Results of the first quarter 2003 announced herein are subject to change as a result of the SAS 100 review and possibly our planned restatement. Other forward-looking statements include those regarding Network Associates’ expected operating results for the second quarter of 2003 and full year 2003. Actual results may vary, perhaps materially, from those contained in the forward-looking statements and the expected results may not occur. The pending IntruVert and Entercept acquisitions may not close when planned or at all and we may face difficulties in successfully integrating the related products, technologies and employees into our products, technologies and workforce. In addition, we may not grow from our current position, may not capitalize on growth opportunities in new or existing markets or may not satisfactorily anticipate or meet our customer’s needs or expectations. Among other factors, actual results are also subject to customer and distributor demand fluctuations and macro and other economic conditions both in the U.S. and internationally; successful sales force coordination and execution; attracting and retaining qualified sales force and other personnel; and successful development, introduction and adoption by customers of new products and enhancements that meet customer demand. More information on risks and uncertainties related to Network Associates and our business may be found in our filings with the SEC.

Introduction to Tables

     Network Associates’ condensed consolidated financial statements for the first quarter of 2003 have not been reviewed by our outside auditors in accordance with SAS 100. On March 26, 2003, we announced that we would restate our fiscal 2000, 1999 and 1998 financial results to reflect revenue on sales to distributors on a sell-through basis, and possibly other items related to years prior to 2001 in connection with our previously announced SEC and Department of Justice investigations. Network Associates has reported revenue on sales to our distributors using the sell-through method of accounting since 2001. On March 26, 2003, we also announced the related postponement of the filing of our 2002 Form 10-K. In conjunction with the completion of our planned restatement and the filing of our 2002 Form 10-K, a SAS 100 review of our condensed consolidated financial statements for the first quarter of 2002 and 2003 will be conducted by our outside auditors. As a result of the delay in filing our 2002 Form 10-K, the company will delay filing the Form 10-Q for the first quarter 2003 until the 10-K is filed.

     Reconciliation of the presentation of pro forma results to GAAP are provided in the following tables. As described in the tables, pro forma net earnings excludes interest expense on our convertible debt, amortization expense, compensation charges relating to employee stock options and certain one-time charges related to the discontinuance of the use of certain leased facilities. Presentation of pro forma net income and earnings per share information provides greater comparability of Network Associates’ financial results against historical results as well as those of other enterprise software companies and financial models of securities analysts.

NETWORK ASSOCIATES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,

	2003	2002

Net revenue	$215,208	$220,712
Cost of net revenue	31,621	40,636

Gross profit	183,587	180,076
Operating costs and expenses:
Research and development (1)	46,430	34,605
Marketing and sales (2)	88,552	102,474
General and administrative (3)	27,885	26,146
Amortization of intangibles	6,752	2,852
Restructuring charge	18,612	1,116

Total operating costs and expenses	188,231	167,193

Income (loss) from operations	(4,644)	12,883
Interest and other income	5,596	6,662
Interest expense on convertible debt	(3,186)	(7,690)
Gain on sale of assets and technology	37	6,717
Loss on redemption of debt	(2,576)	0

Income (loss) before provision for income taxes and minority interest	(4,773)	18,572
Provision for (benefit from) income taxes	(1,088)	1,403

Income (loss) before minority interest	(3,685)	17,169
Minority interest in net income of consolidated subsidiaries	0	(1,417)

Net income (loss)	($3,685)	$15,752

Net income (loss) per share — basic	($0.02)	$0.11

Net income (loss) per share — diluted	($0.02)	$0.10

Shares used in per share calculation — basic	159,552	144,436

Shares used in per share calculation — diluted	159,552	154,782

(1)	Includes stock-based compensation charges of $742 and $118 for the three months ended March 31, 2003 and 2002, respectively.

(2)	Includes stock-based compensation charges of $256 and $175 for the three months ended March 31, 2003 and 2002, respectively.

(3)	Includes stock-based compensation charges of $969 and $421 for the three months ended March 31, 2003 and 2002, respectively.

NETWORK ASSOCIATES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31,	December 31,
	2003	2002

Assets:
Cash and marketable securities	$894,965	$1,013,709
Restricted cash	21,410	21,734
Accounts receivable, net	109,235	160,179
Prepaid expenses and other current assets	51,857	51,188
Fixed assets, net	99,542	89,277
Deferred taxes	288,374	295,670
Intangibles and other long term assets, net	416,871	425,171

Total assets	$1,882,254	$2,056,928

Liabilities:
Accounts payable	$33,164	$29,947
Accrued liabilities	300,452	315,003
Deferred taxes	32,820	38,371
Deferred revenue	326,078	323,460
Convertible debentures	356,035	532,272
Other long term liabilities	445	445

Total liabilities	1,048,994	1,239,498
Stockholders’ Equity:
Common stock	1,603	1,579
Additional paid-in capital	1,055,777	1,041,530
Deferred compensation	(2,236)	(5,736)
Cumulative other comprehensive loss	(17,662)	(19,406)
Accumulated deficit	(204,222)	(200,537)

Total stockholders’ equity	833,260	817,430

Total liabilities and stockholders’ equity	1,882,254	2,056,928

NETWORK ASSOCIATES, INC.
PRO FORMA STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,

	2003	2002

Net revenue	$215,208	$220,712
Cost of net revenue	31,621	40,636

Gross profit	183,587	180,076
Operating costs and expenses:
Research and development	45,688	34,487
Marketing and sales	88,296	102,299
General and administrative	26,916	23,825
Amortization of intangibles	0	0

Total operating costs and expenses	160,900	160,611

Pro forma income from operations	22,687	19,465
Interest and other income (expense), net	5,596	6,662
Interest expense on convertible debt	0	0

Pro forma income before provision for income taxes and minority interest	28,283	26,127
Provision for income taxes	7,071	5,225

Pro forma income before minority interest	21,212	20,902
Minority interest in net income of consolidated subsidiaries	0	0

Pro forma net income	$21,212	$20,902

Pro forma net income per share — diluted	$0.11	$0.12

Shares used in per share calculation — diluted	184,461	178,130

Note: The above per share calculations treat outstanding convertible debt on an as-converted basis, resulting in an increase of 19,096,000 shares and 23,348,000 shares for the three months ended March 31, 2003 and 2002, respectively.

The company believes that the above pro forma information is an additional meaningful measure of operating performance. However, this pro forma information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating results and other financial information as determined under accounting principles generally accepted in the United States of America.

NETWORK ASSOCIATES, INC.
RECONCILIATION OF PRO FORMA STATEMENTS OF OPERATIONS TO THE
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,

	2003	2002

Network Associates, Inc. pro forma net income	$21,212	$20,902
Amortization of intangibles	(6,752)	(2,852)
Stock compensation charge	(1,967)	(714)
Acquisition related costs not subject to capitalization	0	(1,900)
Restructuring charge	(18,612)	(1,116)
Interest expense on convertible debt	(3,186)	(7,690)
Gain on sale of assets and technology	37	6,717
Income tax benefits	8,159	3,822
Loss on redemption of debt	(2,576)	0

Network Associates, Inc. net income (loss)	(3,685)	17,169
Minority interest in net income of consolidated subsidiaries	0	(1,417)

Network Associates, Inc. consolidated net income (loss)	($3,685)	$15,752

Net income (loss) per share — diluted	($0.02)	$0.10

Shares used in per share calculation — diluted	159,552	154,782

Set forth below are our operating cost and expenses on a GAAP and Pro Forma basis as of March 31, 2003.

	Quarter Ended March 31, 2003

	GAAP	Pro Forma	Difference

Net revenue	$215,208	$215,208	—
Cost of net revenue	$31,621	$31,621	—

Gross profit	$183,587	$183,587	—
Operating costs and expenses:
Research and development	$46,430	$45,688	$742
Marketing and sales	88,552	88,296	256
General and administrative	27,885	26,916	969
Amortization of intangibles	6,752	—	6,752
Restructuring charges	18,612	—	18,612

Total operating costs and expenses	$188,231	$160,900	$27,331

Set forth below as a percentage of net revenue are our operating cost and expenses on a GAAP and Pro Forma basis as of March 31, 2003.

	Quarter Ended March 31, 2003

	GAAP	Pro Forma	Difference

Total net revenue	100.0%	100.0%	—
Total cost of net revenue	14.7	14.7	—

Gross Profit	85.3	85.3	—
Operating costs and expenses:
Research and development	21.7	21.3	—
Marketing and sales	41.1	41.0	—
General and administrative	13.0	12.5	—
Amortization of intangibles	3.1	0.0	3.1
Restructuring charges	8.6	0.0	8.6

Total operating costs and expenses	87.5	74.8	12.7

Income (loss) from operations	(2.2)%	10.5%	(12.3)%